Exhibit 99.1

Omega Protein Announces Third Quarter 2013 Financial Results

Company Establishes New Record for Quarterly Revenues and Gross Profit

HOUSTON, TX – November 6, 2013 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated producer of omega-3 fish oil and specialty protein products, today announced results for the third quarter ended September 30, 2013.

Third Quarter 2013 Highlights

●	Revenues: $87.6 million for the quarter, compared to $84.0 million in the same period a year ago and $41.8 million in the second quarter of 2013
●	Gross profit margin: 33.6% for the quarter, an increase from 16.0% in the same period a year ago and 31.8% in the second quarter of 2013
●	Net income: Net income of $14.0 million for the quarter, compared to $0.2 million in the same period a year ago and $4.0 million in the second quarter of 2013
●	Earnings: Earnings per diluted share of $0.66 for the quarter, compared to $0.01 in the same period a year ago and $0.19 in the second quarter of 2013
●	Adjusted EBITDA: $27.1 million for the quarter, compared to $11.6 million in the same period a year ago and $11.8 million in the second quarter of 2013

"In the third quarter we reported the highest quarterly revenues and gross profits in the Company’s history, reflecting strong pricing and yields in our animal nutrition segment and contributions from the protein business recently acquired by our human nutrition segment,” commented Bret Scholtes, Omega Protein's President and Chief Executive Officer. “We continue to make progress on our goal of building a more balanced nutrition company by growing our human nutrition business through the expansion of our dairy protein facility and additional value-added product offerings, a strategy we believe will generate stronger returns and decreased volatility over time.”

Third Quarter 2013 Results

The Company's revenues increased 4% from $84.0 million in the same period last year to $87.6 million. The increase in revenues was due to a $1.1 million increase in animal nutrition revenues and a $2.6 million, or 49%, increase in human nutrition revenues. The increase in animal nutrition revenues was primarily due to increased sales prices of 29% and 33% for the Company's fish meal and fish oil, respectively, as well as a 61% increase in fish oil volume, partially offset by decreased sales volume of 39% for the Company's fish meal. The increase in human nutrition revenues was primarily due to sales of protein products from Wisconsin Specialty Protein (“WSP”), a business acquired by the Company in the first quarter of 2013. The composition of revenue by nutritional product line for the third quarter of 2013 was 57% fish meal, 33% fish oil, 9% specialty nutraceutical and food ingredients and products, and 1% fish solubles and other.

Third quarter of 2013 revenues increased 110% from $41.8 million in the second quarter of 2013. The increase in revenues was due to a $45.4 million increase in animal nutrition revenues, which reflected higher fish meal sales prices of 6% and higher sales volumes of 83% for fish meal and 513% for fish oil, partially offset by 37% lower fish oil sales prices. The increase in fish meal sales prices was primarily due to sales made pursuant to contracts entered into at higher prices, and the decrease in fish oil sales prices reflected a significant change in the product mix of refined and crude oils. Sales volumes were positively impacted by normal seasonal demand. Human nutrition revenues increased $0.5 million to $7.8 million in the third quarter compared to $7.3 million in the second quarter. The increase in human nutrition revenues reflects higher revenues from protein products, partially offset by lower Omega-3 fish oil ingredients and tolling revenues.

The Company reported gross profit of $29.4 million, or 33.6% as a percentage of revenues, for the third quarter of 2013, versus $13.4 million, or 16.0% as a percentage of revenues, in the third quarter of 2012. The increase was primarily due to an increase in the animal nutrition segment gross profit as a percentage of revenues from 15.9% to 34.5% as a result of increased fish oil and fish meal sales prices. The human nutrition segment gross profit as a percentage of revenues also increased, rising from 16.7% to 24.6%, due primarily to the addition of the protein products business.

Third quarter gross profit increased from $13.3 million, or 31.8% as a percentage of revenues, in the second quarter of 2013. The increase in gross profit as a percentage of revenues was primarily due to higher animal nutrition segment sales volumes and an increase in gross profit as a percentage of revenues from 33.9% to 34.5% in the animal nutrition segment as a result of a 4% increase in revenue per ton. The human nutrition segment gross profit as a percentage of revenues also increased from 22.1% in the second quarter.

Selling, general and administrative expenses for the third quarter increased $1.3 million to $6.9 million compared to the third quarter of 2012, primarily as a result of the WSP acquisition. Selling, general and administrative expenses increased from $6.0 million for the second quarter of 2013, primarily as a result of increased professional services expenses and employee compensation related costs.

The third quarter of 2013 effective tax rate was 34.6% compared to 90.8% in the third quarter of 2012 and 34.7% in the second quarter of 2013.

Net income for the third quarter of 2013 was $14.0 million ($0.66 per diluted share) compared to net income of $0.2 million ($0.01 per diluted share) for the same period last year and net income of $4.0 million ($0.19 per diluted share) for the second quarter of 2013. Excluding the impact of the charge related to the U.S. Attorney’s office investigation, net income for the third quarter of 2012 would have been $4.3 million ($0.21 per diluted share).

Adjusted EBITDA totaled $27.1 million for the third quarter of 2013, compared to $11.6 million for the same period last year and $11.8 million for the second quarter of 2013.

Nine Month 2013 Results

Revenues in the current period increased 3% to $178.3 million compared to revenue of $172.5 million for the nine months ended September 30, 2012. The increase in revenues for 2013 was due to a $4.6 million increase in human nutrition revenues and a $1.2 million increase in animal nutrition revenues. The increase in human nutrition revenues was due primarily to the acquisition of WSP on February 27, 2013. The increase in animal nutrition revenues was primarily due to increased sales prices of 24% and 44% for the Company’s fish meal and fish oil, respectively, partially offset by decreased sales volumes of 25% and 11% for the Company's fish meal and fish oil, respectively.

The Company recorded gross profit of $54.8 million, or 30.7% as a percentage of revenues, for the first nine months of 2013, versus gross profit of $29.1 million, or 16.9% as a percentage of revenues, for the first nine months of 2012.  The increase in gross profit as a percentage of revenues was primarily due to an increase in animal nutrition segment gross profit as a percentage of revenues from 16.3% to 32.2%, reflecting an increase in animal segment revenue per unit as a result of higher fish meal and fish oil sales prices, partially offset by a decrease in human nutrition gross profit as a percentage of revenue from 22.2% to 20.2%.

Net income for the nine months ended September 30, 2013 was $20.8 million ($0.99 per diluted share) compared to $4.6 million ($0.23 per diluted share) for the same period last year.  Excluding the impact of the investigation charge and the net gain on disposal of assets, net income for the nine months ended September 30, 2012 would have been $6.4 million ($0.32 per diluted share).

Adjusted EBITDA, totaled $48.9 million for nine months ended September 30, 2013, an increase from $24.0 million for the same period last year.

Balance Sheet

The Company's balance sheet remains strong, and stockholders' equity increased $27.2 million to $232.8 million as of September 30, 2013 as compared to December 31, 2012. Total debt decreased $2.3 million from December 31, 2012 to $25.0 million on September 30, 2013. The Company's September 30, 2013 cash balance decreased $21.2 million from December 31, 2012 to $34.8 million. This decrease was primarily due to the acquisition of WSP in February 2013, as well as expenditures related to 2013 fishing season, capital spending and debt payments, and was partially offset by the sale of inventory.

Conference Call

Omega Protein will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin at 8:30 a.m. ET on Thursday, November 7, 2013. The call will be broadcast live over the Internet hosted at the Investor Relations section of Omega Protein’s website at www.omegaprotein.com, and will be available for 30 days. In addition, listeners may dial (877) 407-3982 in North America, and international listeners may dial (201) 493-6780.

A telephonic playback will be available from 11:30 a.m. ET, November 7, 2013, through November 21, 2013. Participants may dial (877) 870-5176 in North America, and international listeners may dial (858) 384-5517. The replay pin number is 10000746.

About Omega Protein

Omega Protein Corporation (NYSE:OME) is a century old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like "may," "may not," "believes," "do not believe," "expects," "do not expect," "anticipates," "do not anticipate," "see," "do not see," "should," or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company's ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company's operations or the sale of the Company's products; (3) the impact of worldwide supply and demand relationships on prices for the Company's products; (4) the Company's expectations regarding demand and pricing for its products proving to be incorrect; (5) fluctuations in the Company's quarterly operating results due to the seasonality of the Company's business and its deferral of inventory sales based on worldwide prices for competing products; (6) the business, operations, potential or prospects for the Company's subsidiaries, Cyvex Nutrition, Inc., InCon Processing, LLC, Wisconsin Specialty Protein, LLC, the dietary supplement market or the human health and wellness segment generally and (7) the cost of compliance with existing and future government regulations. Other factors are described in further detail in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$34,838	$55,998
Receivables, net	19,064	17,267
Inventories	90,281	66,659
Deferred tax asset, net	430	1,165
Prepaid expenses and other current assets	5,265	3,430
Total current assets	149,878	144,519
Other assets, net	4,384	10,789
Property, plant and equipment, net	144,636	127,640
Goodwill	19,128	7,986
Other intangible assets, net	8,755	4,362
Total assets	$326,781	$295,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,062	$3,058
Current portion of capital lease obligation	—	268
Accounts payable	4,674	3,000
Accrued liabilities	33,793	31,741
Total current liabilities	41,529	38,067
Long-term debt, net of current maturities	21,922	24,242
Deferred tax liability, net	20,130	15,794
Pension liabilities, net	8,450	9,826
Other long-term liabilities	1,946	1,764
Total liabilities	93,977	89,693

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 20,628,646 and 19,883,940 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	201	195
Capital in excess of par value	134,690	129,040
Retained earnings	107,089	86,292
Accumulated other comprehensive loss	(9,176)	(9,924)
Total stockholders’ equity	232,804	205,603
Total liabilities and stockholders’ equity	$326,781	$295,296

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$87,620	$83,970	$178,320	$172,506
Cost of sales	58,200	70,572	123,520	143,369
Gross profit	29,420	13,398	54,800	29,137

Selling, general, and administrative expense	6,930	5,645	19,403	16,373
Research and development expense……………...	650	553	1,770	1,672
Charges related to U.S. Attorney investigation…..	—	4,137	—	4,440
Impairment of intangible assets	80	129	80	129
Loss (gain) on disposal of assets	(161)	30	213	(3,752)
Operating income	21,921	2,904	33,334	10,275
Interest income	5	11	15	21
Interest expense	(483)	(299)	(1,356)	(996)
Other expense, net	(104)	(94)	(285)	(282)
Income before income taxes	21,339	2,522	31,708	9,018

Provision for income taxes	7,377	2,291	10,911	4,447
Net income	13,962	231	20,797	4,571

Other comprehensive income (loss):
Energy swap adjustment, net of tax expense (benefit) of $54, $545, ($2) and $383, respectively	101	1,011	(5)	711
Pension benefits adjustment, net of tax expense of $135, $133, $405 and $398, respectively	251	248	753	740
Comprehensive income	$14,314	$1,490	$21,545	$6,022

Basic earnings per share	$0.68	$0.01	$1.03	$0.23

Weighted average common shares outstanding	20,150	19,462	19,801	19,406

Diluted earnings per share	$0.66	$0.01	$0.99	$0.23

Weighted average common shares and potential common share equivalents outstanding	20,762	20,018	20,520	19,878

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$20,797	$4,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,627	13,308
Loss (gain) on disposal of assets	213	(3,752)
Impairment of intangible assets	80	129
Provisions for losses on receivables	36	36
Share based compensation	1,461	2,777
Deferred income taxes	5,074	443
Changes in assets and liabilities:
Receivables	(604)	(13,312)
Inventories	(22,700)	(13,848)
Prepaid expenses and other current assets	(1,782)	(2,392)
Other assets	5,409	(3,958)
Accounts payable	938	(1,580)
Accrued liabilities	2,538	25,663
Pension liability, net	(622)	(1,224)
Other long term liabilities	182	30
Net cash provided by operating activities	26,647	6,891
Cash flows from investing activities:
Proceeds from disposition of assets	313	5,930
Acquisition of InCon, purchase price adjustment	—	181
Acquisition of Wisconsin Specialty Protein, net of cash acquired	(26,676)	—
Land and building purchased in capital lease extinguishment	(5,005)	—
Capital expenditures	(18,009)	(21,279)
Net cash used in investing activities	(49,377)	(15,168)
Cash flows from financing activities:
Principal payments of long-term debt	(2,316)	(2,223)
Principal payments of capital lease obligation	(309)	(378)
Debt issuance costs	—	(389)
Proceeds from stock options exercised	3,048	459
Excess tax benefit of stock options exercised	1,147	34
Net cash provided by (used in) financing activities	1,570	(2,497)
Net decrease in cash and cash equivalents	(21,160)	(10,774)
Cash and cash equivalents at beginning of year	55,998	51,391
Cash and cash equivalents at end of period	$34,838	$40,617

The tables below present information about reported segments for the three months ended September 30, 2013 and 2012 (in thousands).

September 30, 2013	Animal Nutrition	Human Nutrition(1)	Unallocated	Total
Revenue (2)	$79,828	$7,792	$—	$87,620
Cost of sales	52,321	5,879	—	58,200
Gross profit	27,507	1,913	—	29,420
Selling, general and administrative expenses (including research and development)	733	1,924	4,923	7,580
Other (gains) and losses	(160)	79	—	(81)
Operating income	$26,934	$(90)	$(4,923)	$21,921
Depreciation and amortization	$4,531	$651	$192	$5,374
Identifiable assets	$271,363	$54,095	$1,323	$326,781
Capital expenditures	$3,960	$1,062	$90	$5,112

(1) Includes revenues and related expenses for WSP.

(2) Excludes revenue from internal customers of $0.3 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

September 30, 2012	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (3)	$78,745	$5,225	$—	$83,970
Cost of sales	66,218	4,354	—	70,572
Gross profit	12,527	871	—	13,398
Selling, general and administrative expenses (including research and development)	555	905	4,738	6,198
Charges related to U.S. Attorney investigation	4,137	—	—	4,137
Other (gains) and losses	30	129	—	159
Operating income	$7,805	$(163)	$(4,738)	$2,904
Depreciation and amortization	$4,020	$329	$161	$4,510
Identifiable assets	$276,969	$26,422	$1,624	$305,015
Capital expenditures	$4,125	$256	$53	$4,434

(3) Excludes revenue from internal customers of $0.5 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

The tables below present information about reported segments for the nine months ended September 30, 2013 and 2012 (in thousands).

September 30, 2013	Animal Nutrition	Human Nutrition(1)	Unallocated	Total
Revenue (2)	$156,618	$21,702	$—	$178,320
Cost of sales	106,201	17,319	—	123,520
Gross profit	50,417	4,383	—	54,800
Selling, general and administrative expenses (including research and development)	2,023	5,081	14,069	21,173
Other (gains) and losses	214	79	—	293
Operating income	$48,180	$(777)	$(14,069)	$33,334
Depreciation and amortization	$13,352	$1,721	$554	$15,627
Identifiable assets	$271,363	$54,095	$1,323	$326,781
Capital expenditures	$16,006	$1,675	$328	$18,009

(1) Includes revenues and related expenses for WSP from February 27, 2013 through September 30, 2013.

(2) Excludes revenue from internal customers of $1.3 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

September 30, 2012	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (3)	$155,451	$17,055	$—	$172,506
Cost of sales	130,098	13,271	—	143,369
Gross profit	25,353	3,784	—	29,137
Selling, general and administrative expenses (including research and development)	1,833	2,826	13,386	18,045
Charges related to U.S. Attorney investigation	4,440	—	—	4,440
Other (gains) and losses	(3,752)	129	—	(3,623)
Operating income	$22,832	$829	$(13,386)	$10,275
Depreciation and amortization	$11,903	$967	$438	$13,308
Identifiable assets	$276,969	$26,422	$1,624	$305,015
Capital expenditures	$19,355	$1,582	$342	$21,279

(3) Excludes revenue from internal customers of $1.0 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Adjusted EBITDA to Net Income (Loss) Reconciliation

The following table provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012 and the nine months ended September 30, 2013 and September 30, 2012:

	Three Months Ended (in thousands)
	September 30, 2013	June 30, 2013	September 30, 2012
Net Income	$13,962	$3,990	$231
Reconciling items:
Interest expense	452	451	268
Income tax provision	7,377	2,123	2,291
Depreciation and amortization	5,374	5,276	4,510
Charges related to U.S. Attorney investigation	—	—	4,137
Impairment of intangible assets	80		129
Net gain or loss on disposal of assets	(161)	(2)	30
Adjusted EBITDA	$27,084	$11,838	$11,596

	Nine Months Ended (in thousands)
	September 30, 2013	September 30, 2012
Net Income	$20,797	$4,571
Reconciling items:
Interest expense	1,264	892
Income tax provision	10,911	4,447
Depreciation and amortization	15,627	13,308
Charges related to U.S. Attorney investigation	—	4,440
Impairment of intangible assets	80	129
Net gain or loss on disposal of assets	213	(3,752)
Adjusted EBITDA	$48,892	$24,035

Adjusted EBITDA represents net income (loss) before interest expense, income tax, depreciation and amortization, charges related to U.S. Attorney investigation, impairment of intangible assets and net (gain) loss on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income (loss) as defined by GAAP and such information should not be considered as an alternative to net income (loss), cash flow from operations or any other measure of performance prescribed by GAAP in the United States.